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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


         We consent to incorporation by reference in the Registration Statements Nos. 33-34590, 33-75338 and 333-19027 of Grey Wolf, Inc. on Form S-8 and
Registration Statements Nos. 333-14783, 333-6077, 333-2043, 333-36593 and
333-39683 of Grey Wolf, Inc. on Form S-3, of our report dated March 3, 1998, relating to the consolidated balance sheet of Grey Wolf, Inc. and Subsidiaries as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended, and the related financial statement schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Grey Wolf, Inc.



                                       KPMG Peat Marwick LLP

Houston, Texas
March 24, 1998


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